August 1, 2013

Dear Cornerstone Core Properties REIT, Inc. Shareholder:

We are providing you with an update of the recent activities of Cornerstone Core Properties REIT, Inc. (the “REIT”) and have enclosed a statement of your account as of June 30, 2013. On June 30, 2013, our real estate portfolio consisted of investments in the thirteen properties listed below.

Cornerstone Core Properties REIT, Inc. – Portfolio Summary

Industrial/Legacy Portfolio

PROPERTY	LOCATION	ACQUISITION DATE	NET BOOK VALUE[1] (in millions)	SQUARE FEET	# OF UNITS/ BEDS	June 30, 2013 Leased %
Shoemaker Industrial Building	Santa Fe Springs, CA	Jun-06	$ 1.0	18,921	4	75.7%
Goldenrod Commerce Center	Orlando, FL	Nov-07	$ 3.6	78,646	20	86.8%
Hanging Moss Commerce Center	Orlando, FL	Nov-07	$ 4.6	94,200	25	78.2%
Monroe South Commerce Center	Sanford, FL	Nov-07	$ 7.7	172,500	36	69.8%
Monroe North Commerce Center	Sanford, FL	Apr-08	$ 7.4	181,348	15	73.1%
Nantucket – Sr. Living Community	Nantucket, MA	Dec-09	$ 3.8	96,302	60	58.3%
1830 Santa Fe	Santa Ana, CA	Aug-10	$ 0.8	13,272	2	100.0%
Industrial/Legacy Portfolio Total			$28.9 million	655,189	—	73.1%

Healthcare/Repositioned Portfolio

PROPERTY	LOCATION	ACQUISITION DATE	NET BOOK VALUE[1] (in millions)	SQUARE FEET	# OF BEDS[2]	June 30, 2013 Leased %[3]
Sheridan Care Center	Sheridan, OR	Aug-12	$ 4.0	13,912	51	100%
Fern Hill Care Center	Portland, OR	Aug-12	$ 4.4	13,344	51	100%
Farmington Square Medford	Medford, OR	Sept-12	$ 8.2	32,557	71	100%
Friendship Haven Healthcare and Rehabilitation Center	Galveston County, TX	Sept-12	$14.4	56,968	150	100%
Pacific Health & Rehabilitation	Tigard, OR	Dec-12	$ 8.0	28,514	78	100%
Danby House	Winston-Salem, NC	Jan-13	$ 9.7	27,135	99	100%
Healthcare / Repositioned Portfolio Total			$48.7 million	172,430	500 beds	100%

1Net book values are preliminary for June 30, 2013, and may differ from the final reported values. Net book value is not a fair market value for such properties, which could be more or less than what is listed. Cornerstone Core Properties REIT, Inc. holds a 95% interest in each of the properties within the Healthcare/Repositioned Portfolio through a joint venture. The book value listed represents 100% of each property.

2Number of beds occupied is not relevant due to the properties being 100% triple net leased.

3Each of these properties is leased to a single tenant/operator under a triple net lease.

CCPREIT.Com

We are pleased to announce the REIT has a new website! Visit www.CCPREIT.com for updated information specific to the REIT and resources for you as a REIT shareholder. View photographs and details about the healthcare facilities in our portfolio, find information regarding current trends in healthcare real estate, and read REIT news. Through the Investor section, gain direct access to REIT financial reports and other SEC filings. Also download fillable investor forms or log-in to your individual account through the Investor or Financial Advisor Portal.

Cornerstone Core Properties REIT, Inc. • 1920 Main Street, Suite 400 • Irvine, California 92614

Toll-free (877) 805-3333 • Local (949) 852-1007 • www.CCPREIT.com

Disposition and Acquisition

Our Marathon Center property in Largo, Florida was comprised of two separate buildings. On June 26, 2013, we sold one of the two buildings to a non-related third party for a sale price of approximately $1.3 million. On June 28, 2013, we sold the second building to a different non-related third party for a sale price of approximately $0.9 million. Our advisor and the board of directors intends to reinvest the proceeds from the sale of the properties into healthcare assets to continue the repositioning process.

Heritage Woods of Aledo

On July 2, 2013, the REIT acquired, through a wholly owned subsidiary, an assisted living facility known as Heritage Woods of Aledo (“Aledo”) in an $8.6 million transaction. The 49,420 square foot facility has 66-units, was constructed in 2006 and is located in Aledo, Illinois, approximately 30 miles south of Davenport, Iowa.

Aledo was acquired subject to a secured loan agreement with General Electric Capital Corporation (the “GE Loan”) in the amount of $5.9 million secured by a security interest in Aledo. The GE Loan matures on June 27, 2018.

Aledo is 100.0% leased to the new operator, an affiliate of Meridian Senior Living, LLC (“Meridian”), pursuant to a 15-year triple net lease. The lease rate for Aledo (calculated as the first year lease payment as a percentage of the purchase price) is 7.7%. The initial cash on cash yield (calculated by dividing the first year lease payment, less the asset management and property management fees paid to our advisor, by the equity contribution) is estimated to be 8.1%. Meridian currently operates over 100 other facilities in 12 states, including Danby House, which we added to our portfolio earlier this year.

Election of Directors

We are pleased to announce the 2013 annual meeting of shareholders was held May 16, 2013. At the meeting, the shareholders re-elected Paul Danchik and Daniel Johnson to another one-year term as members of the board of directors. We thank you for your participation by proxy in this year’s election of our directors.

Continuing Key Objectives

Our Advisor intends to raise joint venture capital to assist us in diversifying the risks of our portfolio, secure long-term debt for our recent and future acquisitions, and seek and evaluate additional opportunities for growing and repositioning our portfolio.

The board of directors remains committed to growing revenues and shareholder value and, therefore, as of this date, reaffirms the following key objectives for the REIT:

1.	Growing revenues and income generated by the REIT
2.	Growing shareholder value
3.	Growing and diversifying the overall size of the REIT’s portfolio
4.	Reinstating a cash distribution plan for the benefit of shareholders, as conditions permit
5.	Reinstating a stock repurchase program for the benefit of shareholders, as conditions permit

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For more information regarding our first quarter 2013 financial report, acquisition, or election of directors, please view the complete Form 10-Q or applicable Form 8-K filings by visiting our website as follows: 1) Go to www.CCPREIT.com, 2) Click on “Investors” at the top of the screen, 3) Select “SEC Filings” from the side-bar menu and 4) Click on the applicable filing. We expect the second quarter 2013 financial report on Form 10-Q to be filed on or about August 15, 2013.

If you have any questions, please contact your financial advisor or Investor Services at (888) 522-1771.

Sincerely,

Timothy C. Collins

Chief Financial Officer

cc: Financial Advisor

This letter contains forward-looking statements relating to the business and financial outlook of Cornerstone Core Properties REIT, Inc. that are based on our current expectations, estimates, forecasts and projections and are not guarantees of future performance. Actual results may differ materially from those expressed in these forward-looking statements, and you should not place undue reliance on any such statements. A number of important factors could cause actual results to differ materially from the forward-looking statements contained in this release. Such factors include those described in the Risk Factors sections of the Cornerstone Core Properties REIT, Inc.’s annual report on Form 10-K for the year ended December 31, 2012, and quarterly report for the period ended March 31, 2013. Forward-looking statements in this document speak only as of the date on which such statements were made, and we undertake no obligation to update any such statements that may become untrue because of subsequent events. We claim the safe harbor protection for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. CL0324 07/13

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